Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
BIOLOK INTERNATIONAL INC.
at $2.15 Net Per Share
by
TUMBLER MERGER CORP.
a wholly-owned subsidiary of
TUMBLER HOLDINGS, INC.

September 25, 2006

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Tumbler Merger Corp., a Delaware corporation (the “Offeror”), and wholly-owned subsidiary of Tumbler Holdings, Inc., a Delaware corporation (the “Parent”), is making an offer to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of BioLok International Inc., a Delaware corporation (the “Company”) at $2.15 per Share (or any higher price per Share that is paid in the tender offer), net to the seller in cash without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offeror’s Offer to Purchase dated September 25, 2006 (which, together with any amendments and supplements thereto, collectively constitute the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated September 7, 2006, by and among the Offeror, the Parent and the Company (as it may be amended from time to time, the “Merger Agreement”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase dated September 25, 2006;

2. Letter of Transmittal, including a Substitute Form W-9 and Form W-8BEN, for your use and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Interwest Transfer Company, Inc., the Depositary for the Offer, by the expiration of the Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

6. A letter to stockholders of the Company from Bruce L. Hollander, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9, dated September 25, 2006, which has been filed with the Securities and Exchange Commission and includes the recommendation of the Board of Directors of the Company that stockholders accept the Offer and tender their Shares pursuant to the Offer; and

7. Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 23, 2006, UNLESS THE OFFER IS EXTENDED PURSUANT TO THE MERGER AGREEMENT.

The Offeror will not pay any fees or commissions to any broker, dealer or other person (other than Darrow Associates, Inc. (the “Information Agent”), or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. However, upon request, the Offeror will reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Offeror will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary by 12:00 Midnight, New York City time, on October 23, 2006.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

TUMBLER MERGER CORP.
TUMBLER HOLDINGS, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF THE OFFEROR, THE PARENT, THE INFORMATION AGENT, THE DEALER MANAGER OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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